Exhibit 10.27

Execution

OPTION GRANT NOTICE

UNDER THE

AMENDED AND RESTATED

PHOENIX PARENT HOLDINGS INC.

2017 STOCK INCENTIVE PLAN

Phoenix Parent Holdings Inc. (the “Company”), pursuant to the Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to the Participant set forth below the number of Options (each Option representing the right to purchase one (1) share of common stock of the Company, par value $0.01 per share (“Stock”)) set forth below, at an Exercise Price per share of Stock set forth below. The Options are subject to all of the terms and conditions set forth herein, in the Option Agreement attached hereto, and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan or the Stockholders’ Agreement, as applicable.

Participant:	Jon B. Rousseau

Date of Grant:	October 16, 2019

Vesting Commencement Date:	March 5, 2019

Total Number of Options:	243,480

Time Options:	121,740

Performance Options:	121,740

Exercise Price per Share:	$100.00

Option Period:	Ten (10) years from the Date of Grant

Vesting Schedule:

Time Options:

Provided the Participant has not undergone a Termination prior to each applicable vesting date, (i) 20% of the Time Options shall vest, and thereby become exercisable, on the first (1st) anniversary of the Vesting Commencement Date and (ii) an additional 5% of the Time Options shall vest, and thereby become exercisable, on each quarterly anniversary of the Vesting Commencement Date occurring after the first anniversary of the Vesting Commencement Date (such that in the ordinary course, assuming no Termination, the Time Options shall fully vest on the fifth (5th) anniversary of the Vesting Commencement Date) (each such anniversary, a “Time Vesting Date”).

Upon a Change in Control, all unvested Time Options then outstanding shall immediately vest.

Upon an (i) Initial Public Offering and (ii) each date following an Initial Public Offering upon which the Sponsor Group and/or the Walgreens Group (collectively, the “Investor Group”) sells equity securities of the Company (each of (i) and (ii), a “Selldown Date”), a number of the Participant’s then-unvested Time Options shall vest so that the percentage of the Participant’s total Time Options that will be vested upon such Selldown Date (to the extent such percentage has not previously vested prior to the Selldown Date) will equal the percentage of the total equity securities of the Company held by the Investor Group prior to the Initial Public Offering sold by the Investor Group on such Selldown Date.

Performance Options:

Provided the Participant has not undergone a Termination (other than a Qualified Termination, as provided below) on or prior to each applicable Measurement Date, the Performance Options shall vest as follows:

(a) 50% of the Performance Options will vest upon the attainment of a Sponsor MoM of at least 2.0 or greater;

(b) 50% of the Performance Options will vest upon the attainment of a Sponsor MoM of at least 2.5 or greater ((a) and (b), as applicable, the “Sponsor MoM Hurdle”); and

(c) with respect to a Final Measurement Date only, to the extent such Final Measurement Date occurs prior to the second anniversary of the Vesting Commencement Date (an “Early Exit”), all Performance Options that remain outstanding will vest in full upon the attainment of a Sponsor IRR of at least thirty-five percent (35%) (the “Sponsor IRR Hurdle”).

Any Performance Options that do not vest prior to or upon the Final Measurement Date will be forfeited upon such date (except in the case of a Part-Stock CIC).

Part-Stock CIC:	In the event of a Change in Control that results in the Sponsor Group receiving any non-cash (or cash equivalent) proceeds as consideration for such Change in Control (including, without limitation, equity securities of an acquiror) or otherwise retains equity securities of the Company in connection with such Change in Control (such Change in Control, a “Part-Stock CIC”, and the non-cash proceeds together with any retained equity securities, the “Non-Cash Consideration”), to the extent that any Performance Options do not otherwise vest in connection with such Part-Stock CIC (such unvested Performance Options, the “Unvested Performance Options”), then a portion of the consideration received by the Sponsor Group in connection with such Part-Stock CIC equal to the product of (x) the excess, if any, of (i) the amount of consideration that such Unvested Performance Options would have received had such Unvested Performance Options been fully vested and exercisable upon such Part-Stock CIC over (ii) the Exercise Price per Share and (y) the number of Unvested Performance Options (the “Performance Option Escrow Amount”) shall be placed into escrow. The Performance Option Escrow Amount shall be subject to the original vesting terms of the Unvested Performance Options to which such Performance Option Escrow Amount relates, such that upon any Measurement Date with respect to any Non-Cash Consideration, the Performance Option Escrow Amount will be eligible to vest and a portion of such Performance Option Escrow Amount will be released to the Participant as soon as reasonably practicable following such Measurement Date, subject to the achievement of the applicable Sponsor MoM Hurdle, or with respect to an Early Exit, the Sponsor IRR Hurdle, that relates to such Unvested Performance Options.

Termination:	In the event of the Participant’s Termination for any reason, (except as otherwise provided below with respect to a Qualified Termination (including In Contemplation of a Change in Control) or a Part-Stock CIC), any unvested Options shall immediately terminate and expire (without payment of any consideration therefore), and any vested Options shall remain exercisable as provided in Section 3 of the Option Agreement.

Certain Terminations. In the event of the Participant’s Qualified Termination, including a Qualified Termination In Contemplation of a Change in Control, the following provisions shall apply.

(a) Time Options. Upon a Qualified Termination, (i) a pro rata portion of the Time Options eligible to vest in the fiscal year (if such Qualified Termination occurs prior to the first anniversary of the Vesting Commencement Date) or fiscal quarter (if such Qualified Termination occurs on or after the first anniversary of the Vesting Commencement Date), as applicable, in which the Qualified Termination occurs, based on the number of days the Participant was employed by a Service Recipient from the immediately preceding Time Vesting Date to the date of such Qualified Termination, will vest as of the date of the Qualified Termination, and (ii) the remaining unvested Time Options shall remain outstanding and eligible to vest in full solely upon the occurrence of a Change in Control within the Tail Period or, in the case of any Qualified Termination In Contemplation of a Change in Control, upon the closing of such Change in Control to which such Qualified Termination relates even if outside the Tail Period. For the avoidance of doubt, any Time Options that have not otherwise vested on or prior to the end of the Tail Period shall be forfeited on the last day of the Tail Period, or, in the case of any Qualified Termination In Contemplation of a Change in Control, shall be forfeited on the date following the expiration of the Tail Period upon which the applicable definitive agreement with the acquiror terminates without closing of such Change in Control transaction.

(b) Performance Options. Upon a Qualified Termination, all Performance Options shall remain outstanding during the Tail Period, and shall be eligible to vest to the extent that the applicable Sponsor MoM Hurdle, or with respect to an Early Exit, the Sponsor IRR Hurdle, that relates to such Performance Options is achieved during the Tail Period, in each case as if Executive had remained employed through the applicable Measurement Date; provided, however, if such Qualified Termination is In Contemplation of a Change in Control, the Performance Options shall remain outstanding beyond the Tail Period, and shall be eligible to vest to the extent that the applicable Sponsor MoM Hurdle, or with respect to an Early Exit, the Sponsor IRR Hurdle, that relates to such Performance Options is achieved solely upon the closing of such Change in Control to which such Qualified Termination relates, in each case as if the Participant had remained employed through the applicable Measurement Date. For the avoidance of doubt, any Performance Options that have not otherwise vested on or prior to the end of the Tail Period shall be forfeited on the last day of the Tail Period, or, in the case of any Qualified Termination In Contemplation of a Change in Control, shall be forfeited on the date following the expiration of the Tail Period upon which the applicable definitive agreement with the acquiror terminates without closing of such Change in Control transaction.

Defined Terms:	“Additional Capital Investment” means any additional capital invested in the Company by the Sponsor Group following the Closing and through the applicable Measurement Date.

“Change in Control” has the meaning set forth in the Stockholders’ Agreement; provided, that a WBA Acquisition shall constitute a Change in Control.

“Closing” means the consummation of the transactions contemplated under the ResCare Merger Agreement.

“Final Measurement Date” means a Change in Control, or with respect to any Non-Cash Consideration, the date upon which all available Non-Cash Consideration is converted into Sponsor Cash Amounts, or if no Change in Control has occurred prior, the date following an Initial Public Offering upon which the Sponsor Group no longer holds equity securities of the Company.

“In Contemplation of a Change in Control” means, with respect to any Qualifying Termination, such termination occurring at the request or suggestion of a potential acquirer, or from and after any date between the entry into a binding letter of intent granting the buyer exclusivity for a period of time for which the consummation of the transaction(s) contemplated thereby would constitute a Change in Control and the date of such Change in Control.

“Measurement Date” means each date upon which the Sponsor Group receives Sponsor Cash Amounts (including, without limitation, as a result of a Change in Control, extraordinary dividends or distributions, and sell-downs into the public market, as well as, following a Part-Stock CIC, any sale, conversion or exchange of any portion of the Non-Cash Consideration into Sponsor Cash Amounts).

“Part-Stock CIC” means a Change in Control (i) which results in the Sponsor Group receiving non-cash (or cash equivalent) proceeds in connection with such Change in

Control (including, without limitation, equity securities of an acquirer) and/or (ii) following which the Sponsor Group retains one or more equity securities of the Company.

“Qualified Termination” means a Termination (i) by the Service Recipient without Cause, (ii) by the Participant for Good Reason, or (iii) due to the Participant’s death or Disability termination. Notwithstanding anything in the Plan to the contrary, “Cause” and “Good Reason” shall have the meaning ascribed to such terms in the employment agreement between the Participant and the Service Recipient.

“ResCare Merger Agreement” means the Agreement and Plan of Merger, dated December 10, 2018, by and among the Company, Cardinal Merger Sub Inc., a wholly owned subsidiary of the Company, Holdings, and Onex Partners GP Inc., as the equityholder representative.

“Sponsor Cash Amounts” means, as of any Measurement Date, without duplication, the cumulative amount of all cash (including cash dividends, cash distributions and cash proceeds) actually received on or before such Measurement Date with respect to or in exchange for equity securities of the Company, including monitoring fees, termination fees and deal fees under any advisory services, monitoring or similar services agreement, or any other agreement between the Sponsor Group and the Company; provided, for purposes of calculating Sponsor MoM, any cash actually received in respect of any Additional Capital Investment during the 12-month period prior to the applicable Measurement Date shall be excluded from “Sponsor Cash Amounts.”

“Sponsor Cash Invested” means, as of any Measurement Date, without duplication, all cash invested by the Sponsor Group in equity securities of the Company on or before such Measurement Date, including as a result of an Additional Capital Investment; provided, for purposes of calculating Sponsor MoM, any Additional Capital Investment during the 12-month period prior to the applicable Measurement Date shall be excluded from “Sponsor Cash Invested.”

“Sponsor IRR” means, as of the Final Measurement Date, the gross internal rate of return (expressed as a percentage) on the Sponsor Cash Invested, compounded annually.

Sponsor IRR shall take into account the amount and timing of Sponsor Cash Invested and Sponsor Cash Amounts actually received by the Sponsor Group on or before such date of calculation.

“Sponsor MoM” means, as of any Measurement Date, the quotient obtained by dividing (i) Sponsor Cash Amounts by (ii) Sponsor Cash Invested.

“Tail Period” means the nine-month period following a Qualified Termination during which Performance Options may continue to vest.

“WBA” means Walgreens Boots Alliance, Inc.

“WBA Acquisition” means the acquisition by Walgreens Boots Alliance, Inc. or its Affiliates of more than 50% of the equity interests or voting power of the Company (or any resulting entity after a merger or recapitalization).

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THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF OPTIONS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN.

PHOENIX PARENT HOLDINGS INC.	PARTICIPANT[1]

/s/ Steven S. Reed	/s/ Jon B. Rousseau
By: Steven S. Reed	Jon B. Rousseau
Title: Vice President/Secretary

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To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

OPTION AGREEMENT

UNDER THE

AMENDED AND RESTATED

PHOENIX PARENT HOLDINGS INC.

2017 STOCK INCENTIVE PLAN

Pursuant to the Option Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Option Agreement (this “Option Agreement”) and the Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan (the “Plan”), Phoenix Parent Holdings Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Grant Notice, the Plan or the Stockholders’ Agreement, as applicable.

1. Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Time Options and Performance Options (collectively, “Options”) provided in the Grant Notice (with each Option representing the right to purchase one (1) share of common stock of the Company (the “Common Stock”), at an Exercise Price per Share as provided in the Grant Notice. The Company may make one or more additional grants of Options to the Participant under this Option Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Option Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional Options.

2. Vesting. Subject to the conditions contained herein and the Plan, the Options shall vest as provided in the Grant Notice.

3. Expiration. The Participant may not exercise any vested and exercisable Options to any extent after the first to occur of the following events, and, upon the first to occur of the following events, such vested Options shall immediately terminate and expire (without payment of any consideration therefor):

(a) the tenth (10th) anniversary of the Date of Grant;

(b) in the event of the Participant’s Termination due to death or Disability, (i) the first (1st) anniversary of the date of such Termination and (ii) solely with respect to Options which have not vested prior to or on the date of such Termination, the first (1st) anniversary of the date, if any, such Options vested during the Tail Period;

(c) in the event of the Participant’s Termination by the Service Recipient without Cause or the Participant’s voluntary resignation for Good Reason (i) one hundred and eighty (180) days after the date of such Termination and (ii) solely with respect to Options which have not vested prior to or on the date of such Termination, one hundred and eighty (180) days following the date, if any, such Options vested during the Tail Period;

(d) in the event of the Participant’s voluntary resignation without Good Reason, ninety (90) days after the date of such Termination; and

(e) immediately upon either (i) the date of the Participant’s Termination for Cause or (ii) the date of a Restrictive Covenant Violation.

4. Method of Exercising Options.

(a) The Options may be exercised by the delivery of a notice of the number of Options that are being exercised accompanied by payment in full of the Exercise Price applicable to the Options so exercised. Such notice shall be delivered either: (x) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Company Secretary; or (y) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (x) or (y), as communicated to the Participant by the Company from time to time.

(b) The Exercise Price shall be payable, at the election of the Participant: (i) in cash or check; (ii) solely in connection with an exercise of an Option by the Participant following the Participant’s Qualified Termination, by a reduction in the number of shares of Common Stock to be issued upon the exercise of the Option having an aggregate Fair Market Value on the date of exercise equal to such Exercise Price; (iii) by such other method as the Committee may permit in its sole discretion under Section 7(d) of the Plan; or (iv) any combination of cash and such other available method of exercise.

(c) Except as expressly provided for herein or in the Plan or the Stockholders’ Agreement, during the lifetime of the Participant, only the Participant (or such Participant’s duly authorized legal representative) may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option expires under Section 3 hereof, be exercised by the Participant’s personal representative or by any Person empowered to do so under the Participant’s will or the laws of descent and distribution.

5. Issuance of Shares. Following the exercise of an Option hereunder, as promptly as practical after receipt of such notification and full payment of such Exercise Price and any required income or other tax withholding amount (as provided in Section 11 hereof), and subject to the Participant’s execution and delivery of a joinder to the Stockholders’ Agreement (if the Participant is not already a party to the Stockholders’ Agreement), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares of Common Stock with respect to which the Options have been so exercised, subject to Section 11(c) of the Plan.

6. Restrictive Covenants. The Participant acknowledges and agrees that the Company and the Participant have agreed to certain covenants regarding non-competition, non-solicitation, no-hire, non-disparagement and confidentiality restrictions, which are set forth in the employment agreement between the Participant and the Service Recipient, and which are hereby incorporated by reference. The Participant acknowledges that the Participant has read and understands such covenants, including, specifically, the scope and duration thereof.

7. Participant. Whenever the word “Participant” is used in any provision of this Option Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the Person or Persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such Person or Persons.

8. Non-transferability. The Options are not transferable by the Participant except to Permitted Transferees in accordance with the Plan and subject to the terms of the Stockholders’ Agreement. Except as otherwise provided herein, no assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.

9. Rights as Stockholder. Except as set forth in Section 10, the Participant or a Permitted Transferee of the Options shall have no rights as a stockholder with respect to any share of Common Stock covered by an Option until the Participant shall have become the holder of record or the beneficial owner of such Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

10. Distributions.

(a) In the event of any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property) in respect of shares of Common Stock (a “Distribution”), in lieu of any other adjustment under Section 9 of the Plan, with respect to each Option that is then-outstanding and in-the-money, in lieu of any other permissible adjustment to such Option pursuant to the Plan, the Participant shall receive a dividend equivalent in respect of each such Option in an amount equal to the amount received in respect of one (1) share of Common Stock in connection with such Distribution (the “Distribution Amount”), with (i) any dividend equivalent payable in respect of a then-vested Option paid, less applicable withholdings, no later than the next regularly scheduled payroll date occurring immediately following the date of such Distribution, and (ii) any dividend equivalent payment payable in respect of a then-unvested Option, shall be deposited in a mutually agreed third party escrow account to be paid, less applicable withholdings, no later than the next regularly scheduled payroll date occurring immediately following the date such unvested Option vests by its terms; provided, however, if the Distribution Amount exceeds the in-the-money value of any such Option, the dividend equivalent payment shall be limited to the in-the-money value, and the Option, whether or not vested, shall remain subject to adjustment under the Plan as to the excess amount.

(b) Solely for purposes of this Section 10, in the event of (i) the acquisition by any Person of all or substantially all of the assets (in one transaction or a series of related transactions) of the pharmacy services business of the Company (a “Pharmacy Sale”) and (ii) a subsequent Distribution arising from and in connection with the Pharmacy Sale (such Distribution, a “Pharmacy Sale Distribution”), (x) 50% of the Participant’s then-unvested

Performance Options shall be deemed vested for purposes of any such Pharmacy Sale Distribution and Section 10(a) if and to the extent that the Fair Market Value (after taking into account the Pharmacy Sale but prior to reflecting the Pharmacy Sale Distribution) on the date of a Pharmacy Sale Distribution, if any, (the “Pharmacy Sale FMV”) would result in an implied Sponsor MoM of 2.0 or greater and (y) the remaining 50% of the Participant’s then-unvested Performance Options shall be deemed vested for purposes of any such Pharmacy Sale Distribution and Section 10(a) if and to the extent that the Pharmacy Sale FMV would result in an implied Sponsor MoM of 2.5 or greater. For the avoidance of doubt, (i) this Section 10(b) shall apply solely in the event of a Pharmacy Sale Distribution, if any, and shall not apply for purposes of any Distribution that is not a Pharmacy Sale Distribution and (ii) any then-unvested Options shall remain unvested for all other purposes under the Grant Notice and the Option Agreement.

11. Tax Withholding. The provisions of Section 11(d) of the Plan are incorporated herein by reference and made a part hereof; provided, that, subject to the proviso set forth below and solely in connection with the withholding obligation arising in connection with the exercise of an Option by the Participant following the Participant’s Qualified Termination, the Participant may elect, by providing the Company written notice of exercise having an exercise date that is not less than ten business days’ following receipt of such notice by the Company (such notice period, the “Withholding Notice Period”), that any withholding obligation may be satisfied by the Company withholding from the shares of Common Stock otherwise issuable to the Participant that number of shares of Common Stock having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, equal to such withholding tax obligation (but in no event more than the minimum required tax withholding); provided, further, that if, at any time during the Withholding Notice Period, the Board determines, in its sole and good faith discretion, that the Company has insufficient liquidity to pay the entire amount of such withholding obligation to the Internal Revenue Service or other applicable governmental agency or that such payment would otherwise materially impair the cash flow position of the Company Group, satisfaction of the withholding obligation in the manner set forth in the preceding proviso shall not be available to the Participant. In the event the preceding proviso operates to limit the Participant’s ability to satisfy the withholding obligation using shares of Common Stock, the Participant will be permitted to rescind the notice of exercise applicable to the Options in the Participant’s sole discretion, and in such case, the expiration date applicable to the Option shall be extended (but in no event beyond the date set forth in Section 3(a) hereof) until such time as the Company determines there is sufficient liquidity and/or no further material impairment. For purposes of this Section 11, sufficient liquidity will be deemed to exist if the Company Group is less than 5 times levered.

12. Notice. Every notice or other communication relating to this Option Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records.

Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with any reasonable procedures established by such third-party plan administrator and communicated to the Participant from time to time.

13. No Right to Continued Employment or Service. This Option Agreement does not confer upon the Participant any right to be retained in the employ or service of any member of the Company Group.

14. Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

15. Waiver and Amendments. Except as otherwise set forth in Section 10(b) of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Option Agreement shall be valid only if made in writing and signed by the parties hereto; provided, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that such waiver is to be construed as a continuing waiver.

16. Governing Law. This Option Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Option Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Option Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of the State of Delaware.

17. Options Subject to Plan and Stockholders’ Agreement. The Option, and the shares of Common Stock issued to the Participant upon exercise of the Option, shall be subject to all of the terms and provisions of the Plan and the Stockholders’ Agreement and all such terms and provisions are hereby incorporated herein by reference and made a part hereof. In the event of any conflict between the terms and provisions of the Stockholders’ Agreement and this Option Agreement, the Stockholders’ Agreement shall govern and control. This Option Agreement also remains subject to the terms of the Plan, and, in the event of any conflict between the terms and provisions of the Plan and the Option Grant Notice and this Option Agreement, this Option Agreement and the Option Grant Notice shall govern and control.

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